Exhibit 99.1

Investor Relations Contact:

Hilltop Holdings Inc.

Erik Yohe

200 Crescent Court, Suite 1330

Dallas, TX 75201

(214) 855-2177

ir@hilltop-holdings.com

Hilltop Holdings Inc. Announces Financial Results for Second Quarter of 2013

DALLAS — (BUSINESS WIRE) August 5, 2013 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”), the parent company of PlainsCapital Corporation (“PlainsCapital”), announced financial results for the second quarter of 2013.  PlainsCapital, through its operating subsidiaries PlainsCapital Bank (“the Bank”), PrimeLending and First Southwest, provides banking, mortgage origination and financial advisory services, respectively.  Hilltop’s insurance subsidiary, National Lloyds Corporation (“NLC”), provides property and casualty insurance.

Hilltop produced $20.9 million of income applicable to common stockholders for the second quarter of 2013, compared to a loss of $10.7 million for the second quarter of 2012.  Diluted earnings per share were $0.24, compared to $(0.19) for the second quarter of 2012.

Second Quarter 2013 Financial Highlights for Hilltop:

•                  Hilltop’s total assets increased to $7.4 billion at June 30, 2013, compared to $7.2 billion at March 31, 2013;

•                  Hilltop’s return on average assets and return on average equity for the second quarter were 1.24% and 7.29%, respectively, compared to 1.87% and 11.46%, respectively, in the first quarter of 2013;

•                  Total stockholders’ equity decreased by $6.8 million from March 31, 2013 to $1.2 billion at June 30, 2013;

•                  Loans Held for Investment, net of Allowance for Loan Losses, decreased by 0.15% to $3.2 billion, and Loans Held for Sale increased by 13.74% to $1.4 billion from March 31, 2013 to June 30, 2013;

•                  Hilltop was well capitalized with a Tier 1 Leverage Ratio(1) of 13.66% and Total Capital Ratio of 18.90% at June 30, 2013; and

•                  Hilltop continues to retain over $200 million of freely usable cash.

Second Quarter 2013 Highlights for Hilltop Subsidiaries:

•                  The Bank remains well capitalized and positioned within the Texas market for lending growth;

•                  PrimeLending mortgage loan originations increased from $3.0 billion in the first quarter of 2013 to $3.5 billion in the second quarter, generated from a higher home purchase volume;

•                  Losses at National Lloyds Corporation were primarily driven by severe tornado and hail storms during May 2013 in Texas and Oklahoma; and

•                  Noninterest income from our financial advisory business increased from $22.8 million in the first quarter of 2013 to $28.9 million in the second quarter.

“The second quarter of 2013 was very positive for our banking, mortgage origination and financial advisory businesses.  We continue to experience strong results following our acquisition of PlainsCapital.  However, our insurance subsidiary experienced significant losses during the second quarter related to three tornado and hail storms in Oklahoma and North Texas.” said Jeremy Ford, CEO of Hilltop.

(1) Based on the end of period Tier 1 capital divided by total average assets excluding goodwill and intangible assets.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

(dollars, in thousands)

Selected Balance Sheet Information

				June 30, 2013	June 30, 2013
	June 30,	March 31,		Over	Over
	2013	2013	December 31,	March 31, 2013	2012 Year End
	(Unaudited)	(Unaudited)	2012	Change	Change

Loans held for sale	1,412,960	1,242,322	1,401,507	13.74%	0.82%
Loans, net	3,226,764	3,231,730	3,148,987	-0.15%	2.47%
Goodwill	251,808	251,808	253,770	0.00%	-0.77%
Other intangible assets, net	72,345	75,052	77,738	-3.61%	-6.94%
Total assets	7,402,803	7,216,910	7,286,865	2.58%	1.59%
Total deposits	4,496,469	4,758,438	4,700,461	-5.51%	-4.34%
Total stockholders’ equity	1,171,800	1,178,585	1,146,550	-0.58%	2.20%

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

(dollars, in thousands, except per share data)

Selected Quarterly Financial Information (Unaudited)

	2013		2012
	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income	$76,168	$74,604	$28,920	$3,387	$3,366	$3,376
Interest expense	7,743	7,343	3,786	2,140	2,131	2,139
Net interest income	68,425	67,261	25,134	1,247	1,235	1,237
Provision for loan losses	11,289	13,005	3,800	—	—	—
Noninterest income	239,233	213,278	109,725	39,583	38,046	36,866
Noninterest expense	260,400	214,991	115,934	46,792	55,233	37,557
Income (loss) before income taxes	35,969	52,543	15,125	(5,962)	(15,952)	546
Income tax provision (benefit)	13,309	19,170	5,809	(1,914)	(5,243)	203
Net income (loss)	22,660	33,373	9,316	(4,048)	(10,709)	343
Less: Net income attributable to noncontrolling interest	568	300	494	—	—	—
Income (loss) attributable to Hilltop Holdings	22,092	33,073	8,822	(4,048)	(10,709)	343
Dividends on preferred stock	1,149	703	259	—	—	—
Income (loss) applicable to Hilltop Holdings common stockholders	$20,943	$32,370	$8,563	$(4,048)	$(10,709)	$343

Earnings (loss) per common share:
Basic	$0.25	$0.39	$0.13	$(0.07)	$(0.19)	$0.01
Diluted	$0.24	$0.39	$0.13	$(0.07)	$(0.19)	$0.01

Note: 2012 results include PlainsCapital Corporation only for the month of December 2012.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

(dollars, in thousands, except per share data)

Selected Financial Information (Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Interest income	$150,772	$6,742
Interest expense	15,086	4,270
Net interest income	135,686	2,472
Provision for loan losses	24,294	—
Noninterest income	452,511	74,912
Noninterest expense	475,391	92,790
Income (loss) before income taxes	88,512	(15,406)
Income tax provision (benefit)	32,479	(5,040)
Net income (loss)	56,033	(10,366)
Less: Net income attributable to noncontrolling interest	868	—
Income (loss) attributable to Hilltop Holdings	55,165	(10,366)
Dividends on preferred stock	1,852	—
Income (loss) applicable to Hilltop Holdings common stockholders	$53,313	$(10,366)

Earnings (loss) per common share:
Basic	$0.64	$(0.18)
Diluted	$0.61	$(0.18)

Note: 2012 results exclude PlainsCapital results as acquisition of PlainsCapital closed on November 30, 2012.

About Hilltop Holdings

Hilltop is a Dallas-based financial holding company that endeavors to make acquisitions or effect business combinations. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through

Hilltop’s other wholly owned subsidiary, NLC, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company.  At June 30, 2013, Hilltop employed approximately 4,000 people and operated approximately 350 locations in 42 states. Hilltop’s common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Hilltop’s actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and, except as required by law, Hilltop does not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, the company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the benefits from the PlainsCapital acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we operate; (ii) changes in the default rate of loans; (iii) changes in the interest rate environment; (iv) cost and availability of capital; (v) changes in state and federal laws, regulations or policies, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (vi) participation in governmental programs; (vii) severe catastrophic events in our geographic area, (viii) failure of insurance segment reinsurers to pay obligations under reinsurance contracts; (ix) changes in key management; (x) the application of purchase accounting, as well as the approval of new, or changes in, accounting policies and principles; (xi) the ability to use net operating loss carry forwards to reduce future tax payments; and (xii) the ability to use excess cash in an effective manner. For more information, see the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission.

Source: Hilltop Holdings Inc.